                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of February 3, 1997, by and between BJ LIMITED PARTNERSHIP, a Maryland partnership ("BJ"); JAMES R. SCHNEIDER and WILLIAM P. SCHNEIDER, the sole partners of BJ ("Partners," each a "Partner"); EASTERN SHORE REAL ESTATE, INC., a Delaware corporation (the "Purchaser"); and CHESAPEAKE UTILITIES CORPORATION, a Delaware corporation ("Chesapeake"),

                                 W I T N E S S:
                                 - - - - - - -

     WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, BJ desires to transfer certain real properties and assets to Purchaser; and

     WHEREAS, Chesapeake and the Partners are parties to a certain Agreement and Plan of Merger dated January 10, 1997, by and among Chesapeake, the Partners, Tri-County Gas Company, Inc. ("Tri-County"), and CPK Sub-A, Inc. (the "Merger Agreement");

     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.  PURCHASE AND SALE

     1.1  Purchase and Sale of Purchased Assets.  Subject to the terms and
          -------------------------------------
conditions hereof, BJ hereby agrees to sell, assign and deliver to Purchaser and Purchaser hereby agrees to purchase from BJ certain real properties and assets, which are hereinafter defined as the "Purchased Assets", and described further in Exhibits 1.1(A), 1.1(B) and 1.1(C). The Purchased Assets shall mean any and all right, title and interest of BJ and the Partners to the following properties and assets:

     (i)   cash funds as of the Closing (as defined in Section 2.1);

     (ii)  those real properties described in Exhibit 1.1(A) hereto;

     (iii) those buildings and fixtures described in Exhibit 1.1(B) hereto;

     (v)   the two (2) vehicles described in Exhibit 1.1(C) hereto;

     (vi) any real or personal property acquired by BJ from December 31, 1996 until the Closing.
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                                       2

     1.2  Assumption of Liabilities. Subject to the terms and conditions hereof,
          -------------------------
BJ hereby agrees to assign to Purchaser and Purchaser hereby agrees to assume from BJ certain liabilities, which are hereinafter defined as the "Assumed Liabilities".

          (a) Assumed Liabilities. The Assumed Liabilities shall mean the three
              -------------------
(3) Mortgages Payable, two (2) Loans Payable, and one (1) Note Payable, all as described in Exhibit 1.2 hereto and all accrued interest thereon through and including the date of Closing.

          (b) Excluded Liabilities. Any liability not specifically listed on
              --------------------
Exhibit 1.2 hereto shall remain the responsibility of BJ, and shall not be assumed by Purchaser under this Agreement.

2.  CLOSING

     2.1  Closing.  The closing of the transactions contemplated by this
          -------
Agreement ("Closing") shall be simultaneous with the Effective Time of the Merger Agreement ("Effective Time").

     2.2  BJ's Obligations at Closing.  At Closing, BJ shall deliver or cause to
          ---------------------------
be delivered to Purchaser (a) a duly executed bill of sale for all the Purchased Assets; (b) Deeds of Title to the real property and vehicles included in the Purchased Assets, which shall include customary warranties of good title; (c) executed copies of all required third-party consents and approvals; (d) all such other instruments as are necessary to transfer to Purchaser good and marketable title to the Purchased Assets at Closing; and (e) all previously undelivered documents required pursuant to Section 6 of this Agreement, including certificates of Partners, to be delivered by BJ to Purchaser at or prior to Closing.

     2.3  Purchaser's Obligations at Closing.  At Closing, Purchaser shall
          ----------------------------------
deliver or cause to be delivered in accordance with the terms of this Agreement
(a) the consideration specified in Section 2.4 hereof; (b) executed documents assuming the liabilities specified in section 1.2 and 2.4(b) of this Agreement;
(c) all previously undelivered documents required pursuant to Section 6 of this Agreement, including certificates of officers, to be delivered by Purchaser to BJ at or prior to Closing.

     2.4  Payment of Shares.
          -----------------

          (a) At the Closing, Purchaser shall deliver or cause to be delivered to each Partner five hundred (500) shares (for a total of 1,000 shares) of Chesapeake Utilities Corporation common stock. Purchaser may elect to deliver all or any portion of such sum to a settlement agent pending the Effective Time.
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                                       3

          (b) As of Closing, Purchaser also shall assume all utility charges; transfer, personal property, ad valorem and other state and local taxes and similar charges and costs and all annual or other periodic fees, charges, or amounts paid and owed, if any, pertaining to the Purchased Assets.

     2.5  Further Assurances.  After the Closing, BJ from time to time, at the
          ------------------
request of Purchaser and without further cost or expense to Purchaser, will take such other actions as Purchaser may reasonably request and are necessary in order to consummate more effectively the transactions contemplated hereby.

     2.6  Allocation of Purchase Price.  The purchase price shall be allocated
          ----------------------------
by mutual agreement of BJ, the Partners, and Purchaser at or prior to the Closing among the Purchased Assets and the Assumed Liabilities, which allocation shall be attached hereto as Schedule 2.6. BJ, the Partners and Purchaser agree to report the sale and purchase of the Purchased Assets in accordance with the allocations set forth on Schedule 2.6 for all federal, state and local income tax purposes. BJ, the Partners and Purchaser each also agree that, in the event any audit, proceeding, suit, action or otherwise is brought against any of the others, before the Internal Revenue Service ("IRS") or any state or local counterpart, the United States Tax Court, any state tax court, or any federal or state court of competent jurisdiction, each will at all times maintain and reasonably defend the reporting positions agreed on in this Agreement. Each shall keep the others fully informed at all stages of such proceedings and the others shall be allowed to participate at their own cost and expense in such proceedings.

3.  REPRESENTATIONS AND WARRANTIES OF BJ AND PARTNERS

     BJ and each of the Partners, severally and not jointly, represents and warrants to Purchaser and Chesapeake as follows:

     SECTION 3.1  Authority Relative to this Agreement; Binding Effect.
                  ----------------------------------------------------

          (a) BJ has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Partners and no other actions on the part of BJ are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by BJ and constitutes a legal, valid and binding agreement of BJ, enforceable against BJ in accordance with its terms.

          (b) This Agreement has been duly and validly executed and delivered by each Partner and constitutes a legal, valid and binding agreement of each Partner, enforceable against each Partner in accordance with its terms.
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                                       4

     SECTION 3.2  Consents and Approvals; No Violations.  Except as set forth in
                  -------------------------------------
Exhibit 3.2 to this Agreement, no filing with or notification to, and no permit, authorization, consent, waiver or approval of, any government, executive official thereof, governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), is necessary for the consummation by BJ and the Partners of the transactions contemplated by this Agreement, excluding, however, filings, permits, authorizations, consents, or approvals of any kind required by the Federal Energy Regulatory Commission ("FERC") or the Public Utility Commission or similar utility regulatory body of the States of Florida, Maryland or Delaware. Except as set forth in Section 3.2 of BJ Disclosure Schedule, neither the execution and delivery of this Agreement by BJ and the Partners nor the consummation by BJ and the Partners of the transactions contemplated hereby nor compliance by BJ and the Partners with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Partnership Agreement of BJ, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any mortgage, pledge, charge, security interest, claim or encumbrance of any kind (collectively, a "Lien")) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which BJ or a Partner is a party or by which they or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, or statute applicable to BJ or a Partner or any of their properties or assets, or (iv) result in a violation of any rule or regulation applicable to BJ or a Partner or any of their properties or assets, unless, in the case of this subsection (iv) only, such violation would not result in a material adverse effect on BJ or the Purchased Assets.

4.  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND CHESAPEAKE
Purchaser and Chesapeake represent and warrant to BJ and the Partners as follows:

     SECTION 4.1  Authority Relative to this Agreement.  Each of Purchaser and
                  ------------------------------------
Chesapeake has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Purchaser and Chesapeake and by Chesapeake as the sole stockholder of Purchaser, and no other corporate proceedings on the part of Purchaser or Chesapeake are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Purchaser and Chesapeake and constitutes a legal, valid and binding agreement of each of Purchaser and Chesapeake, enforceable against each of Purchaser and Chesapeake in accordance with its terms.

     SECTION 4.2  Consents and Approvals; No Violations.  Except as set forth in
                  -------------------------------------
Section 4.4 of the Chesapeake Disclosure Schedule delivered in connection with the Merger Agreement, no filing with or notification to, and no permit, authorization, consent, waiver or approval of, any Governmental Entity, is necessary for the consummation by Purchaser or
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                                       5

Chesapeake of the transactions contemplated by this Agreement. Except as set forth in Section 4.4 of the Chesapeake Disclosure Schedule, neither the execution and delivery of this Agreement by Purchaser or Chesapeake nor the consummation by Purchaser and Chesapeake of the transactions contemplated hereby nor compliance by Purchaser or Chesapeake with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Purchaser or Chesapeake or any of Chesapeake's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Chesapeake or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or
(iii) violate any order, writ, injunction, decree, or statute applicable to Purchaser or Chesapeake or any of their properties or assets, or (iv) result in a violation of any rule or regulation applicable to Purchaser or Chesapeake or any of their properties or assets, unless, in the case of this subsection (iv) only, such violation would not result in a material adverse effect on Purchaser or Chesapeake or the Agreement.

5.  COVENANTS

     SECTION 5.1 Amendment of Merger Agreement.  Prior to Closing, the Partners
                 -----------------------------
shall agree to enter into, and shall cause Tri-County to enter into; and Chesapeake shall enter into, and cause CPK Sub-A, Inc. to enter into, an Amendment to the Merger Agreement substantially as follows:

   Deletions.  Sections 5.4, 6.5, and 8.1(d) of the Agreement and Plan of Merger
   ---------
   dated January 10, 1997, are hereby deleted from said Agreement and Plan of Merger.

   Additions.  New Sections 5.4, 6.5 and 8.1(d) are hereby added to the
   ---------
   Agreement and Plan of Merger and shall read as indicated below:

   (i) SECTION 5.4 Asset Purchase Agreement.  Prior to the Closing, the
                   ------------------------
       Shareholders will enter into an asset purchase agreement by and among Chesapeake, its wholly-owned subsidiary Eastern Shore Real Estate, Inc. ("ESRE"), and the Shareholders (the "Asset Purchase Agreement"), pursuant to which ESRE will acquire all of the Real Property held by BJ Limited Partnership or by either Shareholder as of the date hereof (the "BJ Real Property") and assume certain liabilities and the Shareholders will receive 1,000 shares of Chesapeake Common Stock. The Asset Purchase Agreement will provide that ESRE will hold
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                                       6


            good and marketable title to the BJ Real Property and to the structures and fixtures attached or appurtenant to the BJ Real Property, free and clear of all Liens, except (i) Liens as set forth in Section 3.24 of the Tri-County Disclosure Schedule or (ii) Permitted Liens as defined in Section 3.5(c) of this Agreement.

    (ii)    SECTION 6.5 Asset Purchase Agreement.  Chesapeake will enter and
                        ------------------------
            will cause ESRE to enter into the Asset Purchase Agreement.

    (iii) (d) The Asset Purchase Agreement shall have been entered into by all necessary parties; the Closing of the Asset Purchase Agreement shall take place simultaneously with the closing of this Agreement; and the effective time under the Asset Purchase Agreement shall occur simultaneously with the Effective Time under this Agreement.

          SECTION 5.2  Distributions.  Up to and including the Effective Time,
                       -------------
BJ will not make any distributions other than as expressly permitted by Section
5.2 of the Merger Agreement.

6.      CONDITIONS

          SECTION 6.1  Conditions to Each Party's Obligation to Effect the
                       ---------------------------------------------------
Agreement. The respective obligation of each party to effect the Agreement shall
---------
be subject to the following conditions:

        (a) The representations and warranties of the other party be true and correct in all material respects as of the date of this Agreement and as of Closing, as if made as of such time.

        (b) The Effective Time shall take place simultaneously with the Closing.

          SECTION 6.2  Conditions of Obligations of BJ and Partners.  The
                       --------------------------------------------
obligation of BJ and Partners to effect the Agreement is further subject to the satisfaction at or prior to the Closing of the following conditions, unless waived by BJ and Partners:

          (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made as of such time.

          (b) Purchaser shall have obtained all consents, approvals, authorizations
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                                       7

and permits required from third parties and any Governmental Entity (applicable to Purchaser and its subsidiaries) necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

              (c) Partners shall have received from Chesapeake an officer's certificate substantially in the form of Exhibit 6.2(c) attached hereto.

          SECTION 6.3  Conditions of Obligations of Purchaser.  The obligation
                       --------------------------------------
of Purchaser to effect the Agreement is further subject to the satisfaction at or prior to the Closing of the following conditions, unless waived by Purchaser:

              (a) The representations and warranties of BJ and Partners set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as if made as of such time.

              (b) BJ and Partners shall have obtained all consents, approvals, authorizations and permits required from third parties and any Governmental Entity (applicable to BJ) necessary for the consummation by BJ and Partners of the transactions contemplated by this Agreement.

              (c) Purchaser shall have received from each Partner a certificate, an investment letter and an affiliate letter substantially in the forms set forth in Exhibit 6.3(c) attached hereto.

7.   TERMINATION

          SECTION 7.1  Termination.  This Agreement will terminate upon
                       -----------
termination of the Merger Agreement.
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                                       8


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable by their respective officers thereunto duly authorized), as of the date first written above.


        EASTERN SHORE REAL ESTATE, INC.

        By: /s/ RALPH J. ADKINS
           --------------------
        Name:  Ralph J. Adkins
        Title: President


        CHESAPEAKE UTILITIES CORPORATION

        By: /s/ RALPH J. ADKINS
           --------------------
        Name:  Ralph J. Adkins
        Title: President


        BJ LIMITED PARTNERSHIP

        By: /s/ JAMES R. SCHNEIDER
           -----------------------
        Name:  James R. Schneider
        Title: Partner


        PARTNERS

        /s/ JAMES R. SCHNEIDER
        ----------------------
        James R. Schneider

        /s/ WILLIAM P SCHNEIDER
        ------------------------
        William P. Schneider